SCHEDULE 14A INFORMATION

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                           T. Rowe Price Associates, Inc.
                                 Alvin M. Younger
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                (Name of Registrant as Specified in its Charter)

                         T. Rowe Price Associates, Inc.
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                                   Secretary
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T. Rowe Price Associates, Inc.

P.O. Box 89000
Baltimore, Maryland 21289-9999
100 East Pratt Street
Baltimore, Maryland 21202
410-345-2000


FROM THE CHAIRMAN

March 6, 2000

Dear Stockholders:

I cordially invite you to attend our Annual Meeting of Stockholders on April 13, 2000 at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD, at 10 a.m.

As described in the enclosed proxy statement, the Annual Meeting is being held to:

     1) elect the 14 incumbent directors nominated by the Board of Directors to serve for another year; and

     2)   transact such other business as may properly come before the meeting.

Information on the 14 incumbent directors nominated by the Board of Directors is included in the enclosed proxy statement. This proxy statement, the proxy card, and the 1999 annual report, also enclosed, form your 2000 annual meeting package. At the meeting, we will tabulate and announce the proxy voting results for the election of directors, and then I will review our 1999 financial results and outlook for the future

Please read this proxy statement carefully and vote your shares promptly whether or not you are able to attend the annual meeting. Stockholders of record may use one of three voting methods: mail, telephone, or the Internet. Instructions on all three methods are provided on the proxy card. I look forward to seeing you on April 13.

Sincerely,

George A. Roche
Chairman of the Board and President


TABLE OF CONTENTS

Notice of Meeting  .......................................................  1
Proxy Statement
Introduction; Proxy Voting Information ...................................  2
Proposal:  Election of Directors .........................................  3
The Nominees and Voting Recommendations ..................................  3
The Board of Directors and Committees ....................................  5
Compensation Committee Interlocks and Insider Participation ..............  6
Compensation of Executive Officers and Directors .........................  6
Summary Compensation Table ...............................................  6
Option Grants in 1999 ....................................................  7
1999 Option Grants Potential Value Per Share .............................  8
Aggregated Option Exercises in 1999 and Option Values
         at December 31, 1999 ............................................  8
Report of the Executive Compensation Committee ...........................  9
Stock Performance Chart .................................................. 12
Certain Ownership of Price Associates' Stock ............................. 13
Compliance with Section 16(a) of the Securities Exchange Act of 1934...... 13
Selection of Independent Accountants ..................................... 13
Stockholder Proposals for the 2001 Annual Meeting ........................ 13
Other Matters ............................................................ 13

Terms used in this proxy statement:

o "We" and "Price Associates" all refer to T. Rowe Price Associates, Inc. except in the Report of the Executive Compensation Committee. In this report, "we" refers to members of the committee.

o    "Meeting" is the 2000 Annual Meeting of Stockholders.

o "Price fund" means any mutual fund company or trust organized by T. Rowe Price Associates, Inc.

o    "You" refers to the stockholders of Price Associates.


                         T. ROWE PRICE ASSOCIATES, INC.
                             100 East Pratt Street
                              Baltimore, MD 21202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 13, 2000

     We will hold the Annual Meeting of Stockholders of T. Rowe Price Associates, Inc. at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland, 21202, on Thursday, April 13, 2000, at 10:00 a.m. At the meeting, we will ask stockholders to:

     1)   elect a Board of 14 Directors; and

     2)   vote on any other business that properly comes before the meeting.

     Stockholders who owned shares of Price Associates' common stock as of February 14, 2000, are entitled to attend and vote at the meeting or any adjournments.

                                     BY ORDER OF THE BOARD OF DIRECTORS



                                     Barbara A. Van Horn
                                     Secretary


Baltimore, Maryland
March 6, 2000


                                 PROXY STATEMENT
                     INTRODUCTION; PROXY VOTING INFORMATION

     We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by Price Associates' Board of Directors for the meeting described in the notice and at any adjournments or postponements. The purpose of the meeting is to:

     1)   elect 14 directors; and

     2)   act upon any other matters properly brought to the meeting.

     This proxy statement, proxy card, and our 1999 Annual Report to Stockholders, containing Price Associates' financial statements and other financial information for the year ended December 31, 1999, form your meeting package. We sent you this package on or about March 6, 2000.

     At the close of business on February 14, 2000, the record date of the meeting, 120,375,159 shares of Price Associates' common stock, par value $.20 per share, were outstanding and entitled to vote at the meeting. We have approximately 3,600 stockholders of record. In electing directors, stockholders may cast one vote per share owned for each director to be elected; stockholders cannot use cumulative voting. If the number of votes present or represented at the meeting are sufficient to achieve a quorum, directors who receive a plurality of these votes (excluding abstentions and broker non-votes) are elected to serve until the 2001 annual meeting or until their successors are elected and qualify. If a meeting proposal does not involve the election of directors, stockholders may cast one vote per share owned. Under Price Associates' charter, this "one share: one vote" policy may be modified in the case of certain persons and groups owning in excess of 15% of our common stock. We do not believe this provision will apply to any stockholders voting at this meeting.

     Price Associates will pay for the costs of soliciting proxies and preparing the meeting materials, and has retained Georgeson Shareholder Communications Inc. to assist us in soliciting proxies for a fee of $6,000 plus reimbursement for out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward meeting materials to our beneficial stockholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Associates and our subsidiaries may solicit proxies personally or by telephone or telegram, but will not receive additional compensation.

     The Board of Directors has selected James S. Riepe, George A. Roche, and M. David Testa to act as proxies. When you sign and return your proxy card or vote your shares using the telephone or Internet connections to Norwest Shareowner Services, our transfer agent and proxy tabulator, you appoint Messrs. Riepe, Roche, and Testa as your representatives at the meeting. If you wish to change your vote before the meeting, deliver a letter revoking the proxy to Price Associates' Secretary (Barbara A. Van Horn, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202) or properly submit another proxy bearing a later date. Even if you vote your proxy before the meeting, you may still attend the meeting, file a notice revoking the previously submitted proxy, and then vote again in person. The last proxy properly submitted by you before the voting is closed at the meeting will be counted.

     As mentioned in the previous paragraph, you will be able to vote your proxies in three ways:

     1) by mail - complete the enclosed proxy card and return it in the envelope provided;

     2) by telephone - as prompted by the telephone voting menu, use the keypad to enter a company number and a control number, both of which are found on your proxy card, to confirm your voting authority and instruct the proxies on how to vote your shares; or

     3) by the Internet - as prompted by the menu found at http://www.eproxy.com/trow/, use the keyboard to enter a company number and a control number to gain access to the voting site maintained by Norwest.

     Remember, no matter which voting method you use, you may revoke your proxy and resubmit a new one at the meeting, or no later than 1 p.m. Eastern Time on April 12, 2000, if you vote by telephone or access Norwest's Internet voting site. Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which Price Associates is incorporated.

     If your shares are held in a brokerage account, you will receive a full meeting package including a proxy card to vote your shares. Your brokerage firm may also permit you to vote your proxy by telephone or the Internet. Brokerage firms have the authority under New York Stock Exchange rules to vote their clients' unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

                              ELECTION OF DIRECTORS

     Fifteen directors currently serve on our Board of Directors. The Board has renominated 14 of the incumbent directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

     Philip C. Walsh, who has served as a director since 1987 and is currently a member of the Audit and Executive Compensation Committees, will not stand for re-election at the annual meeting in accordance with our retirement policy for members of the Board. We thank him for his valuable contributions to our growth and success and wish him well.

     All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named in the following table, unless otherwise specifically instructed. If any nominee becomes unable or unwilling to serve between now and the meeting, proxies will be voted FOR the election of a replacement designated by the Board of Directors.

The Nominees

The following are brief biographical sketches of the 14 nominees. Unless otherwise noted, they have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years. Nominees who are employees of Price Associates may also serve as directors or officers of the Price funds. Information regarding committee membership, the number of shares of Price Associates' common stock owned by each nominee as of the record date, and the percent of individual beneficial ownership if 1% or greater is also included. Unless otherwise indicated in the footnotes that follow, the nominees have sole voting and disposition powers over the shares beneficially owned by them.

     The Board of Directors recommends that you vote FOR all of the following nominees:

Edward C. Bernard, age 43, has been a director of Price Associates since 1999, a managing director since 1995, a vice president between 1989 and 1995, and an employee since 1988.
                                                            312,686 shares (1)

James E. Halbkat, Jr., age 65, has been a director of Price Associates since 1979 and is a member of the Audit and Executive Compensation Committees. He is President of U.S. Monitor Corporation, a provider of public response systems.
                                                             72,000 shares (2)

Donald B. Hebb, Jr., age 57, has been a director of Price Associates since 1999. He has been the managing general partner of ABS Capital Partners, a venture capital firm, since 1993. He also serves on the Board of Directors of SBA Communications Corporation, an owner and operator of wireless communications infrastructure in the United States.
                                                                      500 shares

Henry H. Hopkins, age 57, has been a director of Price Associates since 1987, a managing director since 1989, a vice president between 1976 and 1989, and an employee since 1972.
                                                  1,254,414 shares (1.00%) (3)

James A.C. Kennedy, age 46, has been a director of Price Associates since 1996, director of Price Associates' Equity Division since 1997, a managing director since 1990, a vice president between 1981 and 1990, and an employee since 1978. He is a director or trustee of 16 equity funds within the Price funds.
                                                  1,555,445 shares (1.24%) (4)

John H. Laporte, age 54, has been a director of Price Associates since 1996, a managing director since 1989, a vice president between 1978 and 1989, and an employee since 1976. He is a director or trustee of 10 equity funds within the Price funds. He serves as chairman of three funds and is president of four.
                                                  2,263,717 shares (1.81%) (5)

Richard L. Menschel, age 66, has been a director of Price Associates since 1995 and serves on the Executive Compensation and Nominating Committees. He is a senior director of Goldman Sachs, an investment banking firm.
                                                             32,000 shares (6)

William T. Reynolds, age 51, has been a director of Price Associates since 1996, director of the Fixed Income Division since 1994, a managing director since 1990, a vice president between 1983 and 1990, and an employee since
1981. He is a director or trustee of 18 fixed income funds within the Price funds, serves as chairman of 16 of these funds, and is president of one fund.
                                                          1,089,174 shares (7)

James S. Riepe, age 56, has been a director of Price Associates since 1981, vice chairman since 1997, a managing director since 1989, a vice president between 1981 and 1989, and director of the Investment Services Division and an employee since 1981. He is chairman of six of the 47 Price funds on which he serves as a director or trustee and is president of two funds. He is a member of the Executive and Management Committees.
                                                  2,915,960 shares (2.33%) (8)

George A. Roche, age 58, has been a director of Price Associates since 1980, chairman and president since 1997, chief financial officer between 1984 and 1999, a managing director since 1989, a vice president between 1973 and 1989, and an employee since 1968. He is chairman of the Executive, Management, and Nominating Committees.
                                                  3,310,384 shares (2.64%) (9)

Brian C. Rogers, age 44, has been a director of Price Associates since 1997, a managing director since 1991, a vice president between 1985 and 1991, and an employee since 1982. He is president of two Price funds.
                                                         1,153,902 shares (10)

Robert L. Strickland, age 68, has been a director of Price Associates since 1991. He is chairman emeritus of Lowe's Companies, Inc., a retailer of specialty home supplies, and continues to serve on its board. Mr. Strickland also is a director of Hannaford Bros. Co., a food retailer. He is chairman of the Executive Compensation Committee and a member of the Executive Committee.
                                                            42,000 shares (11)

M. David Testa, age 55, has been a director of Price Associates since 1981, a vice chairman and the chief investment officer since 1997, a managing director since 1989, a vice president between 1976 and 1989, and an employee since 1972. Mr. Testa has also served as chairman of Rowe Price-Fleming International, Inc. since 1982. He is a director or trustee of 48 equity or fixed income funds within the Price funds, serves as chairman of seven of these funds and is president of two. Mr. Testa is a member of the Executive, Management, and Nominating Committees.
                                                 2,571,034 shares (2.05%) (12)

Anne Marie Whittemore, age 53, has been a director of Price Associates since 1995. She is a partner in the law firm of McGuire, Woods, Battle & Boothe LLP and serves as a director of Owens & Minor, Inc., a distributor of medical and surgical supplies; Fort James Corporation, a manufacturer of paper products; and Albemarle Corporation, a manufacturer of specialty chemicals. Mrs. Whittemore is the chairman of the Audit Committee and a member of the Executive Compensation and Nominating Committees.
                                                            32,800 shares (13)


                                       Beneficial ownership of common stock
                                       by all directors and executive officers
                                       as a group (19 persons)17,735,985 shares
                                                                  (14.16%) (14)

(1) Includes 145,996 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options. Also includes 24,000 shares owned by a member of Mr. Bernard's family. Mr. Bernard disclaims beneficial ownership of the shares identified in the preceding sentence.

(2) Includes 40,000 shares that may be acquired by Mr. Halbkat within 60 days upon the exercise of stock options.

(3) Includes 142,058 shares that may be acquired by Mr. Hopkins within 60 days upon the exercise of stock options.

(4) Includes 393,904 shares that may be acquired by Mr. Kennedy within 60 days upon the exercise of stock options.

(5) Includes 517,600 shares that may be acquired by Mr. Laporte within 60 days upon the exercise of stock options. Also includes 353,984 shares held by, or in trusts for, members of Mr. Laporte's family. Mr. Laporte disclaims beneficial ownership of the shares identified in the preceding sentence.

(6) Includes 32,000 shares that may be acquired by Mr. Menschel within 60 days upon the exercise of stock options.

(7) Includes 348,299 shares that may be acquired by Mr. Reynolds within 60 days upon the exercise of stock options. Also includes 10,800 shares owned by a member of Mr. Reynolds' family. Mr. Reynolds disclaims beneficial ownership of the shares identified in the preceding sentence.

(8) Includes 407,050 shares that may be acquired by Mr. Riepe within 60 days upon the exercise of stock options. Also includes 143,500 shares held in a charitable foundation for which Mr. Riepe has voting and disposition power, and 340,000 shares held by, or in trusts for, members of Mr.Riepe's family. Mr. Riepe disclaims beneficial ownership of the shares held by, or in trusts for, family members.

(9) Includes 468,400 shares that may be acquired by Mr. Roche within 60 days upon the exercise of stock options, and 800,000 shares held by, or in trusts for, members of Mr. Roche's family. Mr. Roche disclaims beneficial ownership of shares held by, or in trusts for, family members.

(10) Includes 587,600 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(11) Includes 15,884 shares that may be acquired by Mr. Strickland within 60 days upon the exercise of stock options.

(12) Includes 1,302,400 shares that may be acquired by Mr. Testa within 60 days upon the exercise of stock options, and 80,000 shares held in trusts for members of Mr. Testa's family. Mr. Testa disclaims beneficial ownership of shares held in trusts for family members.

(13) Includes 32,000 shares that may be acquired by Mrs. Whittemore within 60 days upon the exercise of stock options.

(14) Includes 4,902,854 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options.

The Board of Directors and Committees

     During 1999, there were six meetings of the Board of Directors. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. The Board of Directors of Price Associates has an Audit Committee, Executive Committee, Executive Compensation Committee, and a Nominating Committee.

     The Audit Committee, which met five times during 1999, is composed of three non-employee directors who regularly meet with the Price Associates' independent accountants to:

1) review whether satisfactory accounting procedures are being followed and whether internal accounting controls are adequate;

2)   review the independence of the independent accountants;

3) stay informed about non-audit services performed by the independent accountants;

4) review the scope of examination and fees charged by the independent accountants; and

5) recommend the selection of independent accountants to the Board of Directors.

     The Executive Committee functions in the interval between meetings of the Board of Directors. It possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The Executive Committee approved one matter by unanimous written consent in lieu of a meeting during 1999.

     As will be further described in the Report of the Executive Compensation Committee, this committee establishes the compensation for certain executive officers and generally reviews benefits and compensation for all officers and employees. It also administers our stock incentive and stock purchase plans and the Executive Incentive Compensation Plan. The committee met five times during 1999.

     The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of Price Associates. Nominations for director submitted to the committee by stockholders are evaluated according to our needs and the nominee's knowledge, experience, and background. The Nominating Committee held three meetings in 1999.

Compensation Committee Interlocks and Insider Participation

     None of our directors or other executive officers served as a director or executive officer for another corporation that has a director or executive officer serving on our Board of Directors.

     As previously stated, Mr. Menschel is a senior director of Goldman Sachs, an investment banking firm. During 1999, an affiliate of Goldman Sachs performed services for Price Associates, including securities brokerage services. Mr. Menschel did not share in any payment for these services.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table. The following table summarizes the compensation of certain of our executive officers who received the highest compensation during 1999.

                           Summary Compensation Table

                                                   Long-Term
                                                  Compensation     All Other
                       Annual Compensation (1)       Awards      Compensation(3)
--------------------------------------------------------------------------------
                                                   Securities
                                                   Underlying
Name and                                             Options
Principal Position    Year   Salary   Bonus (2)    Granted (#)
----------------     -----  --------  ----------   -----------
George A. Roche       1999   300,000   2,500,000      50,000         25,100
Chairman and          1998   287,500   2,250,000      50,000         24,022
President             1997   275,000   2,250,000        -0-          24,157

James S. Riepe        1999   300,000   2,500,000      52,373         23,600
Vice Chairman         1998   287,500   2,250,000      52,977         22,522
                      1997   275,000   2,250,000        -0-          22,657

M. David Testa        1999   300,000   2,500,000      50,000         28,100
Vice Chairman         1998   287,500   2,250,000      50,000         26,835
                      1997   275,000   2,250,000        -0-          26,782

James A.C. Kennedy    1999   300,000   1,750,000      80,000         27,397
Managing Director     1998   275,000   1,600,000     110,304         61,729
                      1997   250,000   1,400,000      60,000         59,332

William T. Reynolds   1999   300,000   1,500,000      80,000         26,733
Managing Director     1998   275,000   1,400,000      83,899         62,176
                      1997   250,000   1,250,000      60,000         60,457


(1) No officer named in this table received any perquisites or other personal benefits, securities or property whose total value exceeded $50,000, except as described in Note 3.

(2) Bonuses were paid under the Executive Incentive Compensation Plan. Bonuses may vary significantly from year to year and among eligible employees. See "Report of the Executive Compensation Committee."

(3)  The following types of compensation are included in other compensation:

     a. Contributions made under our Basic and 401(k) Plus Retirement Plans. These plans provide retirement benefits based on the investment performance of each plan participant's account.

     b.   Directors' fees paid by a wholly-owned subsidiary of Price Associates.

     c.   Matching contributions paid under our Employee Stock Purchase Plan.

     d. The appraised fair market value of interests in limited liability companies formed by Price Associates to hold certain venture capital funds and be distributed to certain officers and key employees. The distribution of interests in the limited liability company formed in 1999 is expected by March 31, 2000. Its appraised fair market value has not yet been determined, but is not expected to exceed $35,000 for each of Messrs. Kennedy and Reynolds. No amounts, however, are included in the above table for 1999.

     e. Additional cash compensation for an amount which could not be credited to the officer's 401(k) Plus Retirement Plan due to contribution limits imposed under Section 415 of the Internal Revenue Code.

Option Grants Table. The following table shows the number of stock options granted in 1999 to the executive officers named in the Summary Compensation Table and other information regarding their grants. Stock options are granted at 100% of fair market value on the date of grant and are generally exercisable in five equal increments on the first through fifth anniversaries of the grant date. There is a provision in all existing option agreements under our 1993 and 1996 Stock Incentive Plans which may accelerate the vesting of currently outstanding but unexercisable options or future option grants so that all options will become exercisable for the one-year period following an attempt to acquire control of Price Associates. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

                              Option Grants in 1999
                                 Individual Grants

                               Percent
                                 of
                                Total                       Potential Realizable
                               Options                        Value at Assumed
                    Number of  Granted                          Annual Rates
                    Securities   to     Exer-                  of Stock Price
                    Underlying Employ-  cise                 Appreciation for
                     Options   ees in   Price     Expira-     Option Term (3)
                     Granted   Fiscal   (Per       tion
Name                  (1)(2)    Year    Share)     Date        5%         10%
--------------------------------------------------------------------------------

George J. Roche       50,000    1.44    $30.75     9/2/09   $967,000  $2,450,500

James S. Riepe        50,000    1.44     30.75     9/2/09    967,000   2,450,500
                       2,373R    .07     39.50   10/16/02     14,784      31,015

M. David Testa        50,000    1.44     30.75    9/2/09     967,000   2,450,500

James A.C. Kennedy    80,000    2.31     30.75    9/2/09   1,547,200   3,920,800

William T. Reynolds   80,000    2.31     30.75    9/2/09   1,547,200   3,920,800

     (1) These options contain replenishment features which allow an option holder to receive additional options if he exercises a non-qualified stock option by relinquishing shares already owned. These new options are granted at the fair market value on the date of exercise and may be exercised until the expiration date of the related option. The new options, which are equal in number to the number of shares relinquished, are exercisable immediately.

     (2)  "R" denotes replenishment grant.

     (3) We are required by the Securities and Exchange Commission to use a 5% and 10% assumed rate of appreciation over the terms of stock options granted in 1999. Based upon these rates of stock price appreciation, the prices per share of Price Associates' common stock at the end of each option grant term are shown in the table that follows. If the price of our common stock does not appreciate, the option holders will receive no benefit from the stock option grants. The appreciated stock prices used in these calculations do not represent Price Associates' projections or estimates on the price of our common stock. Federal or state income tax consequences relating to stock option transactions have not been taken into account.

                               1999 Option Grants
                            Potential Value Per Share

           1999 Option                              Potential Per Share
          Grant Exercise                           Value of Common Stock
            Price Per        Remainder of     at Assumed Rates of Stock Price
             Share            Grant Term         Appreciation for Option Term
         -----------------------------------------------------------------------
                                                      5%             10%
                                                    ------         ------

           $30.75                 10                $50.09         $79.76

            39.50                  3                 45.73          52.57
         -----------------------------------------------------------------------

Aggregated Option Exercises and Option Values Table. The following table shows 1999 stock option exercises and the value of unexercised options for those executive officers named in the Summary Compensation Table. Value is considered to be, in the case of exercised options, the difference between the exercise price and the market price on December 31, 1999. An "In-the-Money" option is an option for which the option price of the underlying stock is less than $36.94, the closing market price of Price Associates' common stock on December 31, 1999. The value shown below resulted from appreciation of the stock price since the options were granted.

                                       Aggregated Option Exercises in 1999
                                     and Option Values at December 31, 1999

                                                           Number of Secur-
                                                           ities Underlying           Value of Unexercised
                                                          Unexercised Options        "In-the-Money" Options
                                                         at December 31, 1999         at December 31, 1999
                      Shares Acquired         Value          (Exercisable/                (Exercisable/
Name                   Upon Exercise        Realized         Unexercisable)               Unexercisable)
------------------------------------------------------------------------------------------------------------

George A. Roche            7,600          $   162,688       468,400/223,200          $12,387,125/3,537,025

James S. Riepe            49,400            1,359,775       407,050/223,200           10,255,900/3,537,025

M. David Testa           118,000            3,701,338      1,302,400/90,000             37,438,825/356,875

James A.C. Kennedy        74,832            2,105,731        393,904/256,000           9,585,820/2,025,250

William T. Reynolds       32,400              982,375        348,299/240,000           8,052,204/2,006,250



Compensation of Directors. Directors who are also officers of Price Associates do not receive separate fees as directors of Price Associates. Each non-employee director received a $50,000 retainer for 1999 services on the Board of Directors and its committees.

     Pursuant to the 1995 Director Stock Option Plan approved by stockholders on April 6, 1995, each non-employee director as of April 15, 1999, (Messrs. Halbkat, Menschel, Strickland, and Walsh and Mrs. Whittemore) received options to purchase 8,000 shares of Price Associates' common stock at $38.875, the fair market value of a share of stock on April 29, 1999, the date of grant. Pursuant to the 1998 Director Stock Option Plan approved by stockholders on April 16, 1998, Mr. Hebb was granted options to purchase 6,000 shares of Price Associates' common stock at $37.75, the fair market value of a share of stock on June 3, 1999, the date of grant.

                 Report of the Executive Compensation Committee

     Robert Strickland, James Halbkat, Richard Menschel, Philip Walsh, and Anne Marie Whittemore are all of the members of the Executive Compensation Committee and five of six independent members of the Board of Directors. In this report, the term "we" refers to members of the committee. Our report on executive compensation for 1999 follows.

     We are responsible to the Board of Directors, and ultimately to the stockholders of Price Associates, for:

     1) determining the compensation of the chief executive officer, the other members of the Management Committee, and other officers who sit on Price Associates' Board of Directors;

     2) overseeing the administration of the Price Associate's Executive Incentive Compensation Plan, stock incentive plans, and employee stock purchase plan; and

     3) reviewing and approving the compensation policies and general compensation levels for the rest of Price Associates' managing directors and other key employees.

     The Management Compensation Committee makes compensation decisions for officers not included in these categories.

     We have acknowledged since the inception of this committee that the investment management and securities industries are highly competitive and that experienced professionals have significant career mobility. We believe that the ability to attract, retain, and provide appropriate incentives for the highest quality professional personnel is essential to maintain Price Associates' competitive position in the investment management and financial services industries, as well as to provide for the long-term success of Price Associates.

     We believe that Price Associates must pay competitive levels of cash compensation and offer appropriate equity and other incentive programs. These programs must always be consistent with stockholder interests. We think these programs are necessary to motivate and retain Price Associates' professional personnel. These compensation programs are keyed to achieve short- and long-term performance goals that our committee and the Board determine.

     During 1999, Price Associates made modest increases in base salaries for each of the individuals named in the Summary Compensation Table on page 6. Price Associates' policy is that base salaries for these executives should form a relatively low percentage (substantially below 50%) of their total cash compensation opportunity, and that the major portion of cash compensation should be performance-based, and derived from payments made under the Executive Incentive Compensation Plan. We will authorize payments from this plan only if Price Associates meets the performance goals established under the plan. We believe that these compensation practices are consistent with those of our competitors in the investment management and financial services industries.

     Price Associates' Board of Directors and stockholders approved the Executive Incentive Compensation Plan in 1995. It establishes a pool which relates incentives to Price Associates' income before income taxes and minority interests for the year (which we call adjusted earnings), subject to Price Associates meeting a return on equity target. The pool, assuming adjusted earnings exceeds $50 million, is $3,000,000 plus 8% of adjusted earnings over $50,000,000. The minimum return on equity to permit full payments under the plan is 20%. If the return on equity is less than 20% but at least 10%, for each full percentage point shortfall the maximum pool is reduced by 5%. If the return on equity falls below 10%, no bonus payment will be made under the plan for that year.

     At the beginning of 1999, we designated the executive officers named in the Summary Compensation Table on page 6 as participants in the Executive Incentive Compensation Plan. We also determined that each participant would be eligible to receive a specified maximum percentage of the available pool. The percentages varied among participants. At the end of 1999, we reviewed the requirements established by the plan for determining incentive awards and also determined and certified that each of the plan's performance goals had been satisfied before we approved and permitted payment of bonuses pursuant to the plan. We expect that all payments pursuant to the plan will be deductible under Section 162(m) of the Internal Revenue Code of 1986, and that all compensation payable to these individuals for 1999 performance similarly will be deductible.

     We considered various factors in determining the amount of incentive compensation awarded to Mr. Roche, Mr. Riepe, and Mr. Testa in 1999. In making these determinations, we noted that Price Associates had achieved record revenues, earnings, and earnings per share, and had attained a return on equity substantially in excess of the plan's requirement as well as a substantial increase in equity. We also considered specific, qualitative performance factors that we believe reflects these individuals' performances but were not precisely measurable. These factors included investment performance, marketing effectiveness, customer service, technology deployment, management of corporate assets, financial performance, and corporate infrastructure development. We also took into account the fact that Mr. Roche, Mr. Riepe, and Mr. Testa during 1999 had broad company-wide management responsibilities as well as line operating responsibilities. We viewed each as making generally equivalent company-wide contributions to 1999 performance and determined that each of these individuals had demonstrated strong management performance over an extended timeframe.

     In the cases of Mr. Kennedy and Mr. Reynolds, we took into consideration their respective contributions as heads of Price Associates' Equity and Fixed Income Divisions. We noted that many Price Associates investment professionals, including certain senior portfolio managers whom we did notdesignate as participants in the plan for 1999 and are compensated under other incentive compensation programs and arrangements, also were significant contributors to this performance. Messrs. Kennedy and Reynolds will also participate in a distribution to certain officers and key employees of interests in a limited liability company formed by Price Associates at the end of 1999 to hold interests in certain venture capital funds, thereby providing them participation in an additional incentive compensation program not tied to the value of Price Associates' stock.

     The incentive compensation awarded to the named executives was considerably less than the maximum amount permitted by the Executive Incentive Compensation Plan. These awards were based upon our consideration of the various factors described above as well as Price Associates' historical compensation policies and financial industry compensation trends. We could determine in the future to award payment of a greater portion or all of the executive incentive compensation pool in a year when Price Associates' financial performance might not be as strong as it has been in recent years in order to maintain a competitive compensation structure and thus retain key personnel.

     In 1999, we awarded to each of Messrs. Roche, Riepe, and Testa options to purchase 50,000 shares of common stock, and to each of Messrs. Kennedy and Reynolds options to purchase 80,000 shares of common stock, all at an exercise price of $30.75 per share. These grants accounted for about 10% of the total option awards, as we and senior management sought to make additional stock options available to a significant number of other employees. We made relatively smaller option grants to Messrs. Roche, Riepe, and Testa than to Messrs. Kennedy and Reynolds and certain other key employees because we believe that officers other than our three most senior executives should have a greater opportunity through incentives such as option awards to participate in the potential future appreciation of the value of Price Associates' common stock.

     We have compared compensation levels of top management of Price Associates to relevant publicly available data for the investment management, securities, and other financial services industries and have found these compensation levels to be competitive. Certain of these companies are included in the CRSP Total Return Index for Nasdaq Financial Stocks shown in the Stock Performance Chart that follows.

     We believe that Price Associates competes for executive talent with a large number of investment management, securities, and other financial services companies. Some of our competitors are privately owned and others have significantly larger market capitalizations than Price Associates. The practice of Price Associates and our committee is to review available compensation data from a large universe of financial services companies. We receive the assistance of an independent compensation consulting firm in comparing the executive compensation and compensation policies of Price Associates with those of other public companies, including companies which compete with Price Associates for talent. We reiterate that our goal is to maintain compensation programs that are competitive within the investment management and financial services industries, and, therefore, in stockholders' continuing best interests.

     We believe that the 1999 compensation levels disclosed in this proxy statement are reasonable and appropriate in light of Price Associates' strong performance.

                                         Robert L. Strickland, Chairman
                                         James E. Halbkat, Jr.
                                         Richard L. Menschel
                                         Philip C. Walsh
                                         Anne Marie Whittemore


                           STOCK PERFORMANCE CHART

     We are required by the Securities and Exchange Commission to provide you with a five-year comparison of the cumulative total return on our common stock as of December 31, 1999 with that of a broad equity market index and either a published industry index or a peer group index selected by us. We have chosen to use broad market and published industry indices which included our stock for all or a part of 1999.

     The following chart compares the yearly change in the cumulative return on our common stock with the cumulative total return on the CRSP Total Return Index for Nasdaq Financial Stocks and the S&P 500 Index. The comparison assumes $100 was invested in Price Associates' common stock and in each of the named indices on December 31, 1994, and that all dividends were reinvested.

     Since we do not make or endorse any predictions as to future stock performance, the values in the following columns do not represent our projections or estimates on either the annual or cumulative return on our common stock or any of the indices represented.

                                         CRSP Total Return
                    T. Rowe Price        Index for NASDAQ         S&P 500
                    Associates, Inc.     Financial Stocks(1)      Index(2)

     "1994"               100                    100                100
     "1995"               167                    146                138
     "1996"               299                    187                169
     "1997"               436                    286                226
     "1998"               480                    277                290
     "1999"               525                    252                351

(1) The CRSP Total Return Index for Nasdaq Financial Stocks is an index comprising all financial company American Depository Receipts, domestic common shares and foreign common shares traded on the Nasdaq National Market(registered trademark) and the Nasdaq SmallCap MarketSM, and represents SIC Codes 60 through 67. Price Associates' Secretary will provide the names of companies included in this index upon receipt of a stockholder's written request. This index was prepared for Nasdaq by the Center for Research in Securities Prices ("CRSP") at the University of Chicago. We have not verified these values independently. Price Associates' common stock is included in this index.

(2) Total return performance for the S&P 500 Index also provided by CRSP. This index had been consistently presented in prior years as a broad market index. Price Associates' common stock was added to this index on October 13, 1999.

     Price Associates formerly included the CRSP Total Return Index for the Nasdaq Stock Market and the S&P Mid-Cap 400 Index in this table. The information for those indices, if included, would be as follows:


                   1994       1995       1996      1997       1998       1999

CRSP Total
Return Index
for the Nasdaq
Stock Market(1)   $100       $141        $174      $213       $300       $542

S&P Mid-Cap
400 Index(2)       100        131        156        206        246        282

(1) The CRSP Total Return Index for the Nasdaq Stock Market (US Companies) is an index which includes all domestic common shares traded on the Nasdaq National Market(registered trademark) and the Nasdaq SmallCap MarketSM.

(2) Total return performance for the S&P Mid-Cap 400 Index provided by Standard & Poor's. Price Associates' common stock was included in this index until October 12, 1999.

                  CERTAIN OWNERSHIP OF PRICE ASSOCIATES' STOCK

     We have no knowledge at this time of any individual or entity owning, beneficially or otherwise, 5% or more of the outstanding common stock of Price Associates.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     We believe that all our directors and executive officers and other stockholders who may own 10% or more of Price Associates' common stock have complied with requirements of the Securities and Exchange Commission to report ownership, and transactions which change ownership, on time with two exceptions. Messrs. Wayne D. O'Melia and Philip C. Walsh each reported a transaction by a family member after the applicable due date.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     In June 1999, the Audit Committee considered and recommended, and Price Associates' Board of Directors approved, the selection of PricewaterhouseCoopers LLP, to be our independent accountants for the year ending December 31, 1999. This firm or its predecessor, Price Waterhouse LLP, has been Price Associates' independent accountants since 1985. Representatives of this firm will be present at the annual meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Qualified stockholders who want to have proposals presented at the 2001 annual meeting must deliver them to Price Associates by November 6, 2000, in order to be considered for inclusion in next year's proxy statement and proxy.

                                 OTHER MATTERS

     We know of no other matters to be presented to you at the meeting other than the election of directors. As stated in an earlier section, if other matters are considered at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Price Associates.